CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our reports dated September 11, 2009, relating to the financial statements and financial highlights and to the investment portfolios appearing in Item 6 of the Form N-CSR filing of The Tax-Exempt Fund of Maryland and The Tax-Exempt Fund of Virginia (constituting the American Funds Tax-Exempt Series I), which appear in such Registration Statement.  We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm", and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, California
September 28, 2009